                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of
                                               the Commission only (as
                                               permitted by Rule
                                               14a-6(e)(2))

[X]Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ANTIGENICS INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

                                 ANTIGENICS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Our 2002 Annual Meeting of Stockholders will be held at the Academy of Sciences, 2 East 63rd Street, New York, New York at 5:00 p.m., May 22, 2002 for the following purposes:

         1. To elect Dr. Garo H. Armen and Mr. Tom Dechaene as directors to hold office for a term of three years and until their respective successors are elected and qualified;

         2. To approve an amendment to our Certificate of Incorporation to increase the authorized preferred stock from 1,000,000 to 25,000,000 shares, increasing the total authorized capital stock from 101,000,000 to 125,000,000 shares;

         3. To approve an amendment to our Certificate of Incorporation to provide that the number of directors that shall constitute the whole board of directors shall be fixed by resolution of the board of directors but in no event shall be less than one or more than fifteen; and

         4. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Only stockholders of record at the close of business on April 5, 2002 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the company's offices at 630 Fifth Avenue, Suite 2100, New York, New York 10111.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By order of the board of directors,

                                            Paul M. Kinsella, Secretary

Dated:  April 19, 2002

                                 ANTIGENICS INC.

                          630 Fifth Avenue, Suite 2100
                            New York, New York 10111
                            Telephone: (212) 332-4774

                                 ---------------

                                 Proxy Statement

                                 ---------------

         Our board of directors is soliciting your proxy with the enclosed proxy card for use at our 2002 Annual Meeting of Stockholders to be held at 5:00 p.m. on Wednesday, May 22, 2002 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 19, 2002.

         The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors and amendments to our Certificate of Incorporation.

         The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

         We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

         Only stockholders of record at the close of business on April 5, 2002 will be entitled to vote at the meeting. On that date, we had outstanding 33,066,476 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

                              ELECTION OF DIRECTORS

         The number of directors is fixed at eight for the coming year and these directors are divided into three classes. At the meeting, directors will be elected to hold office for three years and until their successors are elected and qualified. Dr. Garo H. Armen and Mr. Tom Dechaene, both of whom are presently serving as directors, have been nominated for re-election by our board of directors. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Dr. Armen and Mr. Dechaene as the board's nominees. If either of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors.

VOTE REQUIRED

         Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

         The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.


                                                                                                              PRESENT TERM
           NAME AND AGE                          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                     EXPIRES
           ------------                          -------------------------------------------                  ------------
Garo H. Armen, Ph.D.*              Garo Armen, Ph.D. co-founded Antigenics in 1994 and has been the               2002
Age: 49                            Chairman of the Board and Chief Executive Officer since inception, and was President until January 2002.  Dr. Armen was previously a
                                   Senior Vice President of Research for Dean Witter Reynolds, focusing on the chemical and pharmaceutical industries. Dr. Armen has also served as an Associate Professor at the Merchant Marine Academy and
                                   as a research associate at the Brookhaven National Laboratory. He currently serves as a director of Elan Corporation, Plc. and Color
                                   Kinetics Inc. Dr. Armen received his Ph.D. in physical chemistry from the City University of New York in 1979. Since 1990, Dr. Armen has
                                   been the managing general partner of Armen Partners, L.P., an investment partnership specializing in public and private healthcare and biotechnology investments.

Noubar Afeyan, Ph.D.               Noubar Afeyan, Ph.D. has been a director since 1998.  Dr. Afeyan is            2004
Age: 39                            Senior Managing Director and Chief Executive Officer of Flagship
                                   Ventures, an entrepreneurship and venture capital firm he co-founded in 1999 that comprises a family of related funds including NewcoGen
                                   Group, AGTC Funds, and OneLiberty Funds.  Dr. Afeyan was Senior Vice
                                   President and Chief Business Officer of Applera Corp., a life sciences company, (formerly PE Corp.) until August 1999. Prior to its acquisition by PE Corp., Dr. Afeyan was the Chairman and Chief
                                   Executive Officer of PerSeptive Biosystems, a company that he founded in 1987 to develop, manufacture and market instruments and chemical reagents used to purify, analyze and synthesize biomolecules. Dr.
                                   Afeyan served as Chairman of the Board of ChemGenics Pharmaceuticals,
                                   Inc. during 1996 and 1997.  He is also a member of the board of directors of several private companies.  Dr. Afeyan received his undergraduate degree in Chemical Engineering from


                                                                                                              PRESENT TERM
           NAME AND AGE                          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                     EXPIRES
           ------------                          -------------------------------------------                  ------------
                                   McGill University and his Ph.D. in Biochemical Engineering from the
                                   Massachusetts Institute of Technology and currently serves as Senior
                                   Lecturer at the MIT Sloan School of Management.

Gamil G. de Chadarevian            Gamil de Chadarevian has served as Vice Chairman of the Board since            2003
Age: 50                            1995 and was our Executive Vice President International from 1998 to
                                   2001. Until April 1998, he was Managing Director of Special Projects
                                   at Alza International, a pharmaceutical company.  From 1992 to 1993,
                                   Mr. de Chadarevian was the Vice President of Corporate Development
                                   for Corange London Limited, a pharmaceutical equipment manufacturing company. Prior to 1992, Mr. de Chadarevian held positions at Pasfin
                                   Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also co-founder and serves as an advisor to several private health care companies in the United States and Europe. Mr. de Chadarevian is the
                                   co-founder and currently Vice Chairman of Ikonisys, Inc. and
                                   CambriaTech Holding S.A., which are privately-held companies.  He also serves on the Advisory Board of Syntek Capital AG. Mr. de
                                   Chadarevian received a Lic. Oec. Publ. Degree from the University of
                                   Zurich in Switzerland.

Tom Dechaene*                      Tom Dechaene has been a director since 1999. Mr. Dechaene is                   2002
Age: 42                            currently Chief Financial Officer of SurfCast, Inc., a software development company and has served in such
                                   position since 2000. He was with Deutsche
                                   Bank from 1991 through 1999, most recently as
                                   a director in the Principal Investments Group
                                   within the Equity Capital Markets division.
                                   He serves on the boards of several
                                   privately-held companies. Mr. Dechaene holds
                                   a law degree from Ghent University, Belgium,
                                   a degree in Applied Economics from the
                                   University of Antwerp and an MBA from INSEAD,
                                   France.

Sanford M. Litvack                 Sanford M. Litvack has been a director since March 2001.  Mr. Litvack          2003
Age: 65                            is currently "Of Counsel" to the international law firm of Dewey
                                   Ballantine.  From 1994 until 1999, Mr. Litvack held the position of
                                   Senior Executive Vice President and Chief of Corporate Operations of
                                   The Walt Disney Company.  From 1999 to December 31, 2000, he served as Vice Chairman of the Company.  Mr. Litvack also served on the board of directors of The Walt Disney Company.  Prior to joining
                                   Disney, Mr. Litvack was a member of the executive committee and chairman of the litigation department of Dewey Ballantine.
                                   Mr. Litvack received a bachelor's degree from the University of
                                   Connecticut and a law degree from Georgetown Law Center.


                                                                                                              PRESENT TERM
           NAME AND AGE                          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                     EXPIRES
           ------------                          -------------------------------------------                  ------------
Pramod K. Srivastava, Ph.D.        Pramod K. Srivastava, Ph.D. co-founded Antigenics in 1994, has served          2004
Age: 47                            as Chairman of the Scientific Advisory Board since inception and is our Chief Scientific Officer. Dr. Srivastava is the Director of the
                                   Center for Immunotherapy of Cancer and Infectious Diseases at the
                                   University of Connecticut. He has held positions at Fordham University and the Mount Sinai School of Medicine. He performed his postdoctoral training at Yale University and the Sloan-Kettering Institute for
                                   Cancer Research. Dr. Srivastava serves on the Scientific Advisory
                                   Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes
                                   of Health of the United States Government from 1994 until 1999. Dr.
                                   Srivastava is a past recipient of the First Independent Research
                                   Support & Transition Award of the National Institutes of Health (1987),
                                   the Irma T. Hirschl Scholar Award (1988), the Investigator Award of the
                                   Cancer Research Institute, New York (1991), the Mildred Scheel
                                   Lectureship (1994), and the Sigma Tau Foundation Speakership (1996).
                                   In 1997, he was inducted into the Roll of Honor of the International
                                   Union against Cancer and was listed in the Who's Who in Science and
                                   Engineering. He is among the twenty founding members of the Academy of Cancer Immunology. Dr. Srivastava earned his Ph.D. in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India.
                                   Dr. Srivastava is a director of Ikonisys, Inc. and CambriaTech
                                   Holding S.A.

Martin Taylor                      Martin Taylor has been a director since June 1999. He is currently             2003
Age: 49                            chairman of the W.H. Smith Group Plc., a retail company selling education, entertainment and information products, and is an advisor to Goldman Sachs International.  From 1993 until 1998, Mr. Taylor held the position of Chief Executive Officer of Barclays Bank Plc.
                                   Mr. Taylor has served as a member of the UK Government's Council for
                                   Science and Technology.  He is also a member of the board of directors of Syngenta A.G. and RTL SA. Mr. Taylor was educated at
                                   Balliol College, Oxford University.

Samuel D. Waksal, Ph.D.            Samuel D. Waksal has been a director since September 2001.  He is              2004
Age: 54                            currently President and Chief Executive Officer of ImClone Systems
                                   Incorporated, a biotechnology company, and has held such positions since 1987 and 1985, respectively. He has served as Visiting
                                   Investigator of the National Cancer Institute, Immunology Branch;
                                   Research Associate of the Department of Genetics, Stanford
                                   University Medical School; Assistant Professor of Pathology at
                                   Tufts University School of Medicine; and Senior Scientist at
                                   the Tufts Cancer Research Center. He serves on the boards of several privately-held companies. Dr. Waksal was a founding board member of the NY Biotechnology Association and sits on its Executive
                                   Committee. He is also on the Board of Advisors of The Rockefeller
                                   University.


*Nominee for election as director.

COMMITTEES OF THE BOARD

         Since January 1, 2001, the Compensation Committee consisted of Mr. Litvack (from March 2001 through the present), Mr. Taylor (from January 2001 through the present) and Mr. Panoz (from January 2001 through July 2001). Mr. Panoz resigned from the board in July 2001 and Dr. Waksal was appointed to the committee upon his election to the board of directors in September 2001. Dr. Waksal resigned from the Compensation Committee in December 2001 upon his appointment to the Corporate Governance Committee. The Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our executive officers and administers the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. The Compensation Committee held three meetings in 2001. For more information about the Compensation Committee, see the "Compensation Committee Report on Executive Compensation" on page 7.

         Since January 1, 2001, the Audit and Finance Committee consisted of Mr. Dechaene (from January 2001 through the present), Mr. Taylor (from January 2001 through the present) and Mr. Panoz (from January 2001 through July 2001). Dr. Waksal was appointed to the committee upon his election to the board of directors in September 2001. The Audit and Finance Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to recommend independent auditors to the board of directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of our financial controls and procedures. The Audit and Finance Committee held four meetings in 2001. Messrs. Taylor and Dechaene and Dr. Waksal are each "independent directors" as defined by the current rules of the Nasdaq National Stock Market. The Audit and Finance Committee operates under a written charter adopted by our board of directors. For more information about the Audit and Finance Committee, see the "Report of the Audit and Finance Committee" on page 11.

         We did not have a nominating committee during 2001. In December 2001, we created a Corporate Governance Committee, which will act as our nominating committee.

ATTENDANCE AT MEETINGS

         The board of directors held six meetings during 2001, and each director attended at least 75% of all meetings of the board and of all committees of the board on which he served.

DIRECTOR COMPENSATION

         We reimburse directors for out-of-pocket and travel expenses incurred while attending board of director and committee meetings. We have generally granted to each director an option to purchase 17,200 shares vesting in three equal annual installments beginning on the date when that director joined our board. Beginning in 2002, each board member will receive an annual option grant to purchase 5,000 shares of common stock vesting over three years.

                             STOCK PERFORMANCE GRAPH

         The following graph shows the cumulative total stockholder return on our common stock over the period from February 4, 2000 (the first trading day of common stock) to December 31, 2001, as compared with that of the Nasdaq Stock Market Index and the Nasdaq Pharmaceuticals Index, based on an initial investment of $100 in each on February 4, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

            COMPARISON OF CUMULATIVE TOTAL RETURN OF ANTIGENICS INC.,
                 NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND
                        AND NASDAQ PHARMACEUTICALS INDEX





                                [LINE GRAPH]





                                               2/4/00   12/31/00    12/31/01
                                               ------   --------    --------
Antigenics Inc.                                  100      18.025      26.723
Nasdaq Stock Market (U.S. Companies) Index       100      58.063      46.045
Nasdaq Pharmaceuticals Index                     100     101.580      86.565

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee Report set forth below describes the compensation policies applicable to our executive officers.

         Overall Policy. Our executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and compensation plan that tie a portion of executive compensation to Antigenics' success. In addition, through the use of stock options, we ensure that a part of the executives' compensation is closely tied to appreciation in Antigenics' stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

         We determine the compensation of all corporate officers, including the four most highly compensated corporate executives named in the Summary Compensation Table. We take into account the views of our chief executive officer and review a number of compensation surveys to ensure the competitiveness of the compensation offered by Antigenics for the purposes of recruiting and retaining key management.

         The key elements of Antigenics' executive compensation consist of base salary, performance based bonuses and stock options. Our policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including insurance and other employee benefits.

         Antigenics' executive compensation policies were not applied to Dr. Armen, our chairman and chief executive officer, during 2001. Dr. Armen has a significant equity position in Antigenics stock and, in an effort to conserve the company's cash, Dr. Armen requested that he be paid only a nominal salary during 2001. Given Dr. Armen's critical role in Antigenics' progress during 2001, the application of our executive compensation policies to Dr. Armen would have resulted in the payment to him of significantly higher compensation. In future years, the company plans to pay Dr. Armen at a level more consistent with his contributions to the company.

         Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry, but do not utilize any particular indices or peer groups.

         Annual salary adjustments are determined by evaluating Antigenics' financial performance and the performance of particular aspects of the business under the control of the particular executive officer. Where appropriate, we also consider non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No particular weight is given to any of these non-financial factors.

         The base salary for 2001 for each of the executive officers, except Dr. Armen, was based on the performance of the individual and the other benefits provided to such individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. As described above, Dr. Armen requested that he be paid only a nominal base salary of $150,000 in 2001.

         Performance-based Bonuses. We believe that some portion of overall cash compensation for senior executives should be "at risk," i.e., contingent upon successful implementation of the company's strategy. In determining the target bonus of a particular executive, we consider salary survey data and level of strategic contribution to the company's performance. The determination of individual bonus payments is determined after consideration of each executive's individual performance and that of the company as a whole, generally on a calendar-year basis.

         Stock Options. We grant stock options to executive officers under the 1999 Equity Incentive Plan. During 2001, stock options were generally granted with an exercise price at the fair market value of the common stock on the date of grant. Our current policy is to grant stock options at prices equal to the fair market value of the common stock on the date of grant. The stock options vest over various periods of time, normally five years or upon the achievement of specified milestones. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. Stock option grants therefore align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer's awards in the past.

         Conclusion. As described above, a very significant portion of Antigenics' executive compensation is linked directly to individual and corporate performance and stock appreciation. We intend to continue the policy of linking executive compensation to Antigenics' performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          By the Compensation Committee,

                                          Martin Taylor
                                          Sanford Litvack

                             EXECUTIVE COMPENSATION

COMPENSATION OF OUR EXECUTIVE OFFICERS

         The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 1999, 2000 and 2001 by our chief executive officer and all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                ANNUAL COMPENSATION    ------------
                                                               ---------------------      SHARES
                                                                             OTHER      UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION                           YEAR     SALARY($)    BONUS($)    OPTIONS(#)     COMPENSATION
---------------------------                           ----     ---------   ---------   ------------    -------------
Garo H. Armen, Ph.D., Chairman and
   Chief Executive Officer........................    2001     $150,000     $    --                     $200,000(1)
                                                      2000     $150,000     $    --           --        $350,000(1)
                                                      1999     $150,000     $    --      254,682        $ 50,000(1)
Russell H. Herndon, President and Chief
   Operating Officer..............................    2001(2)  $312,500     $93,750      250,000        $     --

Elma Hawkins, Ph.D., Vice Chairman................    2001     $245,385     $50,000       49,000        $     --
                                                      2000     $211,797     $40,000       63,374        $     --
                                                      1999     $200,000     $25,000           --        $     --

Neal Gordon, Ph.D., Senior Vice President.........    2001     $182,500     $30,000           --        $     --
                                                      2000     $156,011     $20,000       35,633        $     --
                                                      1999     $136,282     $20,000        9,634        $     --

------------------
(1) Represents the premium we paid for an executive split-dollar life insurance policy. Under this policy, under some circumstances, we would be entitled to a refund of the premiums paid.

(2) Mr. Herndon joined us in January 2001 as Chief Operating Officer and became President in January 2002.

2001 OPTION GRANTS

         The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2001 by us to the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                      NUMBER OF     PERCENT OF                           AT ASSUMED ANNUAL RATES OF
                                      SECURITIES  TOTAL OPTIONS   EXERCISE               STOCK PRICE APPRECIATION FOR
                                      UNDERLYING    GRANTED TO    OR BASE                       OPTION TERM(1)
                                       OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION  ---------------------------
NAME                                  GRANTED(#)   FISCAL YEAR   ($/SHARE)      DATE        5%($)         10%($)
----                                  ----------   ------------  ---------   ----------  ----------    ------------
Garo H. Armen, Ph.D., Chairman
  and Chief Executive Officer.....          --          --            --           --     $       --    $       --

Russell H. Herndon, President
  and Chief Operating Officer.....     250,000(2)       32%       $ 11.50      1/2011     $1,808,072    $4,582,010

Elma Hawkins, Ph.D., Vice
  Chairman........................      49,000(3)        6%       $ 16.25      8/2011     $  500,757    $1,269,017

Neal Gordon, Ph.D., Senior Vice
  President.......................          --          --            --           --     $       --    $       --

------------------
(1) The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. For purposes of calculating potential realizable values, we assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2) This option becomes exercisable as to 50,000 shares on each of January 15, 2002, January 15, 2003, January 15, 2004, January 15, 2005 and January 15, 2006.

(3) This option becomes exercisable as to 9,800 shares on each of August 15, 2002, August 15, 2003, August 15, 2004, August 15, 2005 and August 15,
     2006.

OPTION EXERCISES AND YEAR-END OPTION VALUES

         The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2001, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2001.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT FISCAL                 AT FISCAL
                                     SHARES                           YEAR-END(#)                  YEAR END($)(1)
                                  ACQUIRED ON     VALUE       ---------------------------   ---------------------------
NAME                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Garo H. Armen, Ph.D.,
  Chairman and Chief
  Executive Officer............        --           --          249,004        57,287        $1,874,338     $  248,053

Russell H. Herndon,
  President and Chief
  Operating Officer............        --           --               --       250,000        $       --     $1,225,000

Elma Hawkins, Ph.D., Vice
  Chairman.....................        --           --          153,808        96,192        $2,142,392     $  262,187

Neal Gordon, Ph.D., Vice
  President of Operations......        --           --           22,632        41,557        $  187,329     $  274,986

------------------
(1) Based on the difference between the option exercise price and the closing price of the underlying shares of common stock on December 31, 2001 as reported on the Nasdaq National Market ($16.40).

EMPLOYMENT AND CONSULTING AGREEMENTS

         Under an employment agreement dated June 1, 1998, we agreed to employ Elma Hawkins, Ph.D. for one year at an annual base salary of $200,000, which is subject to performance and merit based increases. The agreement is automatically renewed for successive one-year periods unless either party terminates the agreement. If we terminate Dr. Hawkins without cause, as that term is defined in the agreement, she is entitled to her base salary through the end of the one-year term during which the termination occurs. If we terminate Dr. Hawkins either because we eliminate her position or because there is a change in control of Antigenics, we are obligated to pay her cash or stock equal to one year's base salary.

         In March 1995, in exchange for Dr. Pramod Srivastava's consulting services, we agreed to pay him $1,500 per day. This obligation expires in March 2005 but will be automatically extended for additional one-year periods unless either party decides not to extend the agreement. In 2001, we paid Dr. Srivastava approximately $120,000 for his consulting services.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Since January 1, 2001, the Compensation Committee consisted of Mr. Panoz (from January 2001 through July 2001), Mr. Litvack (from March 2001 through the present) and Mr. Taylor (from January 2001 through the present). Dr. Waksal was appointed to the committee upon his election to the board of directors in September 2001 and resigned from the Compensation Committee in December 2001 upon his appointment to the Corporate Governance Committee. Although none of the Compensation Committee members are officers or employees of Antigenics, Dr. Armen, our chairman and chief executive officer, has participated in compensation discussions with the committee.

                    REPORT OF THE AUDIT AND FINANCE COMMITTEE

         In the course of its oversight of our financial reporting process, the Audit and Finance Committee of the board of directors has (i) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31 2001, (ii) discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

         Based on the foregoing review and discussions, the Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          By the Audit and Finance Committee,

                                          Tom Dechaene
                                          Martin Taylor
                                          Samuel Waksal, Ph.D.

                              PROPOSAL TO AMEND OUR
                          CERTIFICATE OF INCORPORATION
                   TO INCREASE OUR AUTHORIZED PREFERRED STOCK

GENERAL

         Our board has approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our preferred stock from 1,000,000 to 25,000,000, subject to stockholder approval. As of April 5, 2002, there were no shares of preferred stock outstanding.

         Under the terms of our Certificate of Incorporation, the board is expressly authorized to provide for the issuance of all or any shares of the preferred stock, in one or more series, and to fix for each such series the dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other terms as it may determine in its discretion and as may be permitted by the General Corporation Law of Delaware. The issuance and terms of the additional shares of the preferred stock that would be authorized by the proposed amendment also would be determined by the board in its discretion.

         The board of directors believes that it is prudent to increase the authorized number of shares of preferred stock to the proposed level in order to increase flexibility in structuring financings and establishing strategic relationships. Increasing the number of shares of authorized preferred stock would permit us, for example, to sell a series of preferred stock within a conventional market price range without using a depository structure. The additional shares of preferred stock may also be used to acquire or invest in complementary businesses or products or to obtain rights to use complementary technologies.

         We have no current plans to issue any portion of the additional authorized shares of preferred stock that would result from the amendment.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

         If the stockholders approve the amendment, the board of directors generally will have the ability to authorize the issuance of additional shares of preferred stock without a further vote of the stockholders. The issuance of shares of preferred stock would decrease the proportionate equity interest of our current stockholders and, depending upon the price paid for such additional shares, could result in dilution to our current stockholders.

         The ability of the board of directors to issue shares of preferred stock provides the board with flexibility to negotiate with a potential acquirer and could be used by the board to discourage, delay or make more difficult a change in control. For example, such shares could be privately placed with purchasers who are aligned with the board of directors in opposing an acquisition attempt, or, without further stockholder approval, the board could adopt a stockholders rights plan that would give certain stockholders the right to acquire additional shares of common stock at a below-market price. Our current Certificate of Incorporation provides for 1,000,000 shares of authorized preferred stock. Given the board's discretion in establishing the terms of a particular series of preferred stock under the existing Certificate of Incorporation, the board has considerable flexibility to respond to an unsolicited bid, including the ability to adopt a stockholders rights plan. The primary motivation for this proposal, consequently, is enhancing our flexibility in structuring financings, strategic alliances and acquisitions. If we were to use all or substantially all of our authorized preferred stock for other purposes, however, absent the proposed increase, our ability to use preferred stock for defensive purposes would be reduced. Accordingly, stockholders should be aware that approval of the amendment could facilitate future efforts to deter or prevent a change in control, including a transaction in which the stockholders might otherwise receive a premium for their shares over then current market prices.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of our outstanding common stock will constitute the approval of the proposed amendment to the Certification of Incorporation. Abstentions and broker non-votes will count as votes against the amendment.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                              PROPOSAL TO AMEND OUR
                          CERTIFICATE OF INCORPORATION
          TO PROVIDE THAT THE BOARD OF DIRECTORS MAY SET THE NUMBER OF
                   DIRECTORS COMPRISING THE BOARD OF DIRECTOR

         Our board of directors has approved, subject to shareholder approval, an amendment to our Certificate of Incorporation that provides that the number of directors that shall constitute the whole board shall be fixed by resolution of the board of directors but in no event shall be less than one or more than fifteen. Currently, our bylaws provide that the number of directors that shall constitute the whole board shall be fixed by resolution of the board of directors but in no event shall be less than one. This proposed amendment would limit the number of directors on the board to fifteen and would restrict the ability of stockholders to change the number of directors constituting the whole board without the approval of the board. The board of directors has adopted a conforming amendment to our bylaws that will become effective if stockholders approve the proposed amendment to the Certificate of Incorporation.

         Under the General Corporation Law of Delaware and pursuant to our current bylaws, stockholders have the power to amend our bylaws to change the number of directors comprising the board of directors or to take the power to set the number of directors away from the board. By moving to the Certificate of Incorporation the provision authorizing the board to set the number of directors, if the amendment is approved, future changes to this authority would require board action. In addition, if the amendment is approved, stockholder approval would be required for any future increase in the size of the board to more than fifteen members.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

         If the stockholders approve the amendment, the board of directors will have the authority to set the number of directors comprising the whole board between one and fifteen, and the stockholders will not have the ability to modify this number absent action by the board of directors. This could have an anti-takeover effect by making it more difficult for a person or group to obtain control over the company. We have a staggered board with three classes of directors. This means that only approximately one-third of our directors are up for election at each annual meeting. The amendment would require board of directors' approval of an increase in the size of the board that would result in a majority of the directors being elected at a single meeting.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of our outstanding common stock will constitute the approval of the proposed amendment to the Certification of Incorporation. Abstentions and broker non-votes will count as votes against the amendment.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 18, 2000, we became a limited partner of the Applied Genomic Technology Capital Fund, L.P., referred to as the Capital Fund, and committed to invest $3,000,000 in the Capital Fund. As of December 31, 2001, we had invested $825,000 in the Capital Fund and future contributions to the Capital Fund will be made as authorized by the fund's general partner. The general partner of the Capital Fund is AGTC Partners, L.P. and NewcoGen Group Inc. is the general partner of AGTC Partners, L.P. Noubar Afeyan, Ph.D., one of our directors, is the chairman and senior managing director and chief executive officer of Flagship Ventures, a partnership of funds including NewcoGen Group Inc. and AGTC Partners, L.P. In addition, Dr. Armen, our chairman and chief executive officer and one of our directors, is a director of NewcoGen Group Inc.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our stock as of March 19, 2002:

         - each person, or group of affiliated persons, who is known by Antigenics to beneficially own more than 5% of the common stock;

         -    each of its directors;

         -    each of its named executive officers; and

         -    all of its directors and current executive officers as a group.

         Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

         The "Number of Shares Beneficially Owned" column below is based on an assumed 33,066,017 shares of Antigenics stock outstanding as of March 19, 2002. For purposes of the table below, Antigenics deems shares of Antigenics stock subject to options that are currently exercisable or exercisable within 60 days of March 19, 2002, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

                                                NUMBER OF SHARES     PERCENTAGE
BENEFICIAL OWNER(1)                            BENEFICIALLY OWNED     OF TOTAL
-------------------                            ------------------    ----------
Antigenics Holdings L.L.C.(2).................     11,154,274(2)        33.7%
Garo H. Armen, Ph.D.(2).......................        461,291(3)         1.4%
Pramod K. Srivastava, Ph.D.(2)................        182,477(4)         *
Gamil G. de Chadarevian.......................      1,661,290(5)         5.0%
Elma Hawkins, Ph.D............................        170,397(6)         *
Russell H. Herndon Ph.D.......................         50,466(7)         *
Neal Gordon, Ph.D.............................         32,985(8)         *
Noubar Afeyan, Ph.D.(2).......................        172,731(9)         *
Tom Dechaene..................................         11,467(4)         *
Sanford Litvack...............................          8,734(10)        *
Martin Taylor.................................         66,103(11)        *
Samuel Waksal, Ph.D...........................             --            *
All current executive officers and directors
  as a group (11 persons)(2)..................     2,817,941(12)         8.5%

------------------
*   Indicates less than 1%

(1) The address of each stockholder is Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

(2) Founder Holdings Inc. owns approximately 79% of the outstanding members' equity of Antigenics Holdings. Antigenics Holdings owns 38% of our stock. Drs. Armen and Srivastava are managers of Antigenics Holdings. Dr. Armen is a director of Founder Holdings. The following individuals beneficially own the indicated percentages of Founder Holdings outstanding common stock:

      INDIVIDUAL                                                 PERCENTAGE
      ----------                                                  ----------
      Garo Armen, Ph.D...........................................   43.1%
      Pramod Srivastava, Ph.D....................................   24.2%
      Noubar Afeyan, Ph.D........................................    1.1%
      Lawrence Feinberg..........................................   22.1%

    The following individuals own the indicated percentage interests in Antigenics Holdings:

      INDIVIDUAL                                                 PERCENTAGE
      ----------                                                 ----------
      Garo Armen, Ph.D. .........................................   13.6%
      Pramod Srivastava, Ph.D. ..................................    6.2%

(3) Includes (a) 150,000 shares of our stock held by Armen Partners L.P., of which Dr. Armen is general partner, and (b) 306,291 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002. Dr. Armen disclaims beneficial ownership of the shares held by Armen Partners L.P. except to the extent of his pecuniary interest therein.

(4) Consists solely of shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(5) Includes (a) 1,479,488 shares of our stock held by Biovision, Inc., a corporation of which Mr. de Chadarevian is the sole stockholder and (b) 144,802 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(6) Includes 165,606 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(7) Includes 50,000 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(8) Includes 31,985 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002 and 1,000 shares of our stock owned by Mr. Gordon's wife.

(9) Includes 167,731 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(10) Includes 5,734 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 19, 2002.

(11) Includes 28,670 shares of our stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of March 19, 2002.

(12) Includes 1,095,038 shares of our stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of March 19, 2002 and excludes the shares held by Antigenics Holdings as described in footnote (2). See footnotes (3) through (11).

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

         Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during our 2001 fiscal year, our directors, executive officers and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                         INFORMATION CONCERNING AUDITORS

         The firm of KPMG LLP, independent accountants, has audited our accounts since our inception and will do so for 2002. The board of directors has appointed KPMG LLP to serve as our independent auditors for our fiscal year ending December 31, 2002. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

         The fees for services provided by KPMG LLP to us in 2001 were as follows:

     Audit Fees.............................................    $   120,945
     Financial Information Systems Design and Implementation
       Fees.................................................           None
     All Other Fees.........................................    $   342,880


                              STOCKHOLDER PROPOSALS

         Assuming our 2003 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 22, 2003, if you wish to bring business before or propose director nominations at the 2003 Annual Meeting, you must give written notice to Antigenics by March 8, 2003 (the date 75 days before the anniversary of the 2002 Annual Meeting).

         If you intend to bring such a proposal or nomination at the 2003 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide written notice to Antigenics of such proposal or nomination prior to December 23, 2002.

         Notices of stockholder proposals and nominations shall be delivered in writing to Garo H. Armen, Ph.D., Chairman and Chief Executive Officer, Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

                                  OTHER MATTERS

         The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

                               FORM OF PROXY CARD

                                 ANTIGENICS INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2002

         The undersigned stockholder of Antigenics Inc. (the "Company") hereby appoints Garo H. Armen, Ph.D., Paul M. Kinsella and Suzette Rodriguez O'Connor, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 22, 2002, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                      PLEASE SIGN AND MAIL THIS PROXY TODAY
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                          (REVERSE SIDE OF PROXY CARD)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                 ANTIGENICS INC.
                                  May 22, 2002


|X| Please mark your votes as in this example


                                                                   WITHHELD
                                                     FOR             from
                                                 all nominees    all nominees
1. Proposal to elect directors                       [ ]             [ ]

                                              Nominees: Dr. Garo H. Armen
                                                        Tom Dechaene

   For, except withheld from the following nominee(s):

   -----------------------------------------

                                                    FOR    AGAINST    ABSTAIN
2. Proposal to approve an amendment to our          [ ]      [ ]        [ ]
   Certificate of Incorporation to increase the authorized preferred stock from
   1,000,000 to 25,000,000, increasing the
   total authorized capital stock from
   101,000,000 to 125,000,000.

3. Proposal to approve an amendment to our          [ ]      [ ]        [ ]
   Certificate of Incorporation to provide
   that the number of directors that shall
   constitute the whole board shall be fixed by a resolution of the board of directors but in no event shall be less than one or more than fifteen.

                                                    Mark here for       [ ]
                                                    Address Change
                                                    and Note on
                                                    Left


--------------------- ------------- ------------------------------   ----------
SIGNATURE                 DATE:      SIGNATURE (IF HELD JOINTLY)        DATE:

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       2